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                                                                     Exhibit 8.2

                                [Form of Opinion]


                                                                 _________, 1997


The Greater New York Savings Bank,
   One Penn Plaza,
      New York, New York 10119.

Dear Sirs:

            We have acted as tax counsel to The Greater New York Savings Bank, a New York State-chartered stock savings bank ("GNYSB") in connection with the merger (the "Merger") of GNYSB with and into Astoria Federal Savings and Loan Association, a federally chartered savings and loan association (the "Association") pursuant to the Agreement and Plan of Merger, dated as of the 29th day of March, 1997 (the "Merger Agreement"), by and between Astoria Financial Corporation, a Delaware Corporation ("AFC"), the Association, a wholly owned subsidiary of AFC, and GNYSB. Unless otherwise indicated, capitalized terms used herein have the meanings given to such terms in the Merger Agreement.

            In connection with this opinion, we have assumed with your consent that (1) the Merger will be effected in accordance with the Merger Agreement and will qualify as a merger under New York Banking Law [Sections 600, 601 and 602], and (2) the statements set forth in letters to us from GNYSB and AFC dated ______, 1997, respectively, were true and correct when made and will be true and correct as of the Effective Time and as to statements qualified by the best
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The Greater New York Savings Bank                                            -2-



knowledge of the management of GNYSB or AFC, will be consistent with the underlying facts as of the Effective Time.

            Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate for purposes of rendering this opinion, it is our opinion, under presently applicable United States Federal income tax law, that:

            1. The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            2. No gain or loss will be recognized by AFC, the Association or GNYSB as a result of the Merger.

            3. Except to the extent of any cash received in lieu of fractional share interest in AFC Common Stock or of any Cash Consideration received, no gain or loss will be recognized by stockholders of GNYSB who exchange their GNYSB Common Stock for AFC Common Stock pursuant to the Merger.

            4. The tax basis of the shares of AFC Common Stock received by GNYSB stockholders who exchange their GNYSB Common Stock for shares of Parent Common Stock in the Merger will be the same as the tax basis of the shares of GNYSB Common Stock surrendered pursuant to the Merger, reduced by any amount of tax basis allocable to a fractional share interest for which cash is received and by the amount of any Cash Consideration received and increased by any gain recognized in the exchange.

            5. The holding period of the shares of AFC Common Stock received by each holder of GNYSB Common Stock in the Merger will include the holding period of the shares of GNYSB Common Stock exchanged therefor, provided that such
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The Greater New York Savings Bank                                            -3-



stockholder held such GNYSB Common Stock as a capital asset on the date of the Merger.

            6. No gain or loss will be recognized by stockholders of GNYSB who exchange their shares of GNYSB Series B Preferred Stock solely for AFC Series B Preferred Stock pursuant to the Merger.

            7. The tax basis of the shares of AFC Series B Preferred Stock received by GNYSB stockholders who exchange their GNYSB Series B Preferred Stock for shares of AFC Series B Preferred Stock in the Merger will be the same as the tax basis of the shares of GNYSB Series B Preferred Stock surrendered pursuant to the Merger.

            8. The holding period of the shares of AFC Series B Preferred Stock received by each holder of GNYSB Series B Preferred Stock in the Merger will include the holding period of the shares of GNYSB Series B Preferred Stock exchanged therefor, provided that such stockholder held such GNYSB Series B Preferred Stock as a capital asset on the date of the Merger.

            We express no opinion as to the effect of the Merger on GNYSB, AFC, the Association or stockholders of GNYSB in respect of (i) any asset as to which unrealized gain is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system, (ii) any obligation of AFC (or any of its subsidiaries) or GNYSB (or any of its subsidiaries) that becomes an "intercompany obligation" within the meaning of Treasury Regulation Section 1.1502-13(g)(2)(ii) as a result of the Merger, (iii) the character of income, if any, recognized by
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The Greater New York Savings Bank                                            -4-


shareholders on the redemption of Rights or (iv) the possibility that the payment by AFC or the Association of state or local transfer taxes, if any, arising in connection with the Merger will be treated as a payment of Cash Consideration to GNYSB stockholders.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of AFC filed in connection with the Merger and to the references to us under the headings "SUMMARY -- Certain Federal Income Tax Considerations" and "THE MERGER -- Certain Federal Income Tax Considerations" in the Joint Proxy Statement-Prospectus of GNYSB and AFC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section of the Securities Act of 1933.

                                    Very truly yours,